Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Senior Vice President, Corporate Communications
Liz Claiborne, Inc.	Liz Claiborne, Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE, INC. ANNOUNCES TRANSACTIONS GENERATING TOTAL CASH
PROCEEDS OF $328 MILLION

•                  Agrees to sell Liz Claiborne and Monet brands to J. C. Penney Company, Inc. and Kensie brand to Bluestar Alliance

•                  Completes sale of the Dana Buchman brand to Kohl’s

•                  Agrees to early termination of the DKNY® Jeans and DKNY® Active license agreement

•                  Expects year end 2011 net debt to be in the range of $270 to $290 million

•                  Provides updated 2011 and 2012 Adjusted Pro Forma EBITDA Guidance

•                  Mexx joint venture closing remains on target for Q4 2011

New York, NY — October 12, 2011 — Liz Claiborne, Inc. (NYSE:LIZ) today announced that it has entered into definitive agreements to sell its Liz Claiborne, Monet and Kensie brands, and has completed the sale of its Dana Buchman brand, for total cash proceeds of approximately $328 million, of which $308 million represents sale proceeds. The Company has also agreed with Donna Karan International to an early termination of its DKNY® Jeans and DKNY® Active license. Consummation of the Liz Claiborne, Monet and Kensie sale transactions is subject to customary closing conditions, and these transactions are expected to close in the fourth quarter of 2011.

Liz Claiborne and Monet Brands:

•                  Agrees to sell the domestic and international trademark rights for the Liz Claiborne, Claiborne, Liz, Liz & Co., Concepts by Claiborne, LC, Elisabeth, LizGolf, LizSport, Liz Claiborne New York (LCNY) and Lizwear brands;

•                  Agrees to sell the trademark rights for the US and Puerto Rico for the Monet brand;

•                  Liz Claiborne, Inc. retains international rights for Monet;

•                  LCNY and Lizwear trademarks will be licensed back royalty-free to Liz Claiborne, Inc. until July 2020;

•                  Liz Claiborne, Inc. will be the exclusive supplier of jewelry to J.C. Penney for the Liz Claiborne and Monet brands; and

•                  Total cash proceeds of $288 million include an advance of $20 million in exchange for the Company’s agreement to develop exclusive brands for J.C. Penney.

Dana Buchman and Kensie Brands:

•                  Completed the sale of the Dana Buchman brand to Kohl’s;

•                  Agrees to sell the Kensie, Kensiegirl and Mac & Jac brands to affiliates of Bluestar Alliance;

•                  Aggregate cash proceeds of approximately $40 million for both transactions; and

•                  Liz Claiborne, Inc. will be the exclusive supplier of jewelry to Kohl’s for the Dana Buchman brand for two years.

DKNY® Jeans and DKNY® Active License:

•                  Agrees to early termination of the DKNY® Jeans and DKNY® Active license with Donna Karan International; and

•                  License will terminate at year end 2011, one year ahead of the scheduled license maturity.

The Company also is providing preliminary September 2011 direct to consumer comparable sales as follows:

Brand	September *
Juicy Couture	(5)%
Lucky Brand	24%
kate spade	114%
Mexx Europe	1%
Mexx Canada	(1)%

* Results are preliminary and subject to month-end closing adjustments.

William L. McComb, Chief Executive Officer of Liz Claiborne, Inc., said: “Since our Investor Day presentation back in April, we have discussed sale opportunities in our Partnered Brands segment, focusing on the value inherent in both existing Partnered Brands licensing agreements and standalone wholesale brands. Today’s announcement brings those value creation opportunities to reality, resulting in $328 million in total cash proceeds, inclusive of sale proceeds of $308 million. These sale proceeds represent an implied multiple of nearly 8 times associated 2011 forecasted adjusted EBITDA. Consistent with our stated goal to de-lever the Company, these proceeds will be used to further reduce debt. These transactions, coupled with the previously announced Elizabeth Arden transaction and Mexx joint venture agreement with The Gores Group, underscore our focus on unlocking value for our stakeholders. After the closing of these transactions, we expect year end 2011 net debt to be in the range of $270 to $290 million.”

Mr. McComb continued: “We are providing updates to our previously stated 2011 and 2012 adjusted EBITDA guidance to reflect our latest forecast and the impact of these transactions. Our previous 2011 adjusted EBITDA guidance range of $100 to $120 million has been revised to a pro forma range of $80 to $90 million. This pro forma approach revises 2011 and 2012 adjusted EBITDA guidance by eliminating full year profits and losses associated with recent portfolio changes. Our previous 2012 adjusted EBITDA guidance range of $180 to $220 million has been revised to a range of $130 to $150 million, which assumes that the Mexx joint venture transaction and the transactions associated with today’s announcement close in the fourth quarter.”

Mr. McComb concluded: “Over the past few years, we have worked diligently to turn this into a more efficient, dynamic, brand-centric, retail-based company, and today marks the culmination of these efforts. At the close of these transactions, at a time when most economists in the world are now agreeing that major European and the US markets are facing significant risks of another recession, we will be a more appropriately levered, more capital efficient, growth-oriented company. As such, we are exploring options for a new corporate name that will better reflect our keen focus on building and growing our three global lifestyle brands — Juicy Couture, Lucky Brand and kate spade. We will share the new name for the corporation at the appropriate time.”

Liz Claiborne, Inc. will sponsor a conference call at 9:30am EDT on Wednesday, October 12th to discuss this transaction. The dial-in number is 1-888-694-4676 with pass code 18157122. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2011, filed with the Securities and Exchange Commission.

About Liz Claiborne, Inc.

Liz Claiborne, Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Liz Claiborne and Claiborne brands are available at JCPenney and the Liz Claiborne New York brand designed by Isaac Mizrahi is available at QVC. Visit www.lizclaiborneinc.com for more information.

Liz Claiborne, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation, which could impact prices of our products; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to close the Mexx joint venture transaction pursuant to the applicable merger agreement, asset purchase agreement and related transaction documents; risks associated with the transition of the Mexx business to a joint venture in which we will hold a minority interest and the possible failure of such Mexx joint venture that may make our interest in such joint venture of little or no value and risks associated with the ability of the controlling JV partner to operate the Mexx business successfully which will impact the potential value of our minority interest; our ability to close the sales of the Liz Claiborne family of brands and the Monet, Dana Buchman and Kensie brands pursuant to the respective terms of the applicable transaction documents; costs associated with (i) the transition of the Liz Claiborne family of brands, Monet, Dana Buchman and Kensie brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active Licenses may negatively impact our business, financial condition, results of operations, cash flows and liquidity; our ability to sustain recent performance in connection with the re-launch of our Lucky Brand product offering and our ability to revitalize our Juicy Couture creative direction and product offering; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to effectively transition our distribution function to alternative third party solutions, and to realize the cost savings anticipated from the closure of our Ohio distribution facility; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of assets to J.C. Penney described above and the licensing arrangement with QVC, Inc., including, without limitation, our ability to continue a good working relationship with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agent agreements with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; risks associated with our United States distribution services agreement with Li & Fung, which results in a single third party service provider for a significant portion of our United States distribution; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers, to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to foreign currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with our plans to substantially grow our business in Asia through Kate Spade’s joint venture with E-Land Fashion China Holdings, Limited and Kate Spade’s reacquisition of certain distribution rights in (i) the People’s Republic of China via such joint venture and (ii) certain Southeast Asian territories; limitation on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and the outcome of current and future litigations and other proceedings in which we are involved; and such other factors as are set forth in the Company’s 2010 Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for the quarters ending April 2, 2011 and July 2, 2011, each filed with the Securities and Exchange Commission, including in the section in each report entitled “Item 1A-Risk Factors”.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.